Exhibit 99.1

EXPRESSJET REPORTS FEBRUARY 2008 PERFORMANCE

            HOUSTON, March 11, 2008 – ExpressJet Holdings (NYSE: XJT) today announced traffic and capacity results for February 2008 for its ExpressJet Airlines subsidiary.  The results include statistics for both contract and branded operations.  The contract operation consists of flying for Continental Airlines and Delta Air Lines under capacity purchase agreements and ExpressJet’s charter (corporate aviation) service.  The branded operation includes flying under the ExpressJet name and pro-rate flying for Delta Air Lines.

Contract Flying

            During the month, ExpressJet revenue passenger miles (RPM) under contract flying totaled 626 million, and available seat miles (ASM) flown were 818 million.  ExpressJet's February load factor was 76.5%.  The company flew 56,791 block hours and operated 29,183 departures during the month.

Branded Flying

            During the month, ExpressJet branded RPMs totaled 152 million on 261 million ASMs, resulting in a February load factor of 58.2%.  The company flew 15,334 block hours and operated 7,899 departures during the month.  The average stage length in the branded operation was 664 miles.

About ExpressJet

            ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 175 destinations in North America and the Caribbean with approximately 1,500 departures per day.  Operations include capacity purchase and pro-rate agreements for mainline carriers; providing clients customized 50-seat charter options; training services through its world-class facility in Houston, Texas; and ExpressJet branded flying, providing non-stop service to markets concentrated in the West, Midwest and Southeast regions of the United States.  ExpressJet Services is the North American partner to three major European original equipment manufacturers and provides composite, sheet metal, interior and thrust reverser repairs throughout five facilities in the United States.  For more information, visit www.expressjet.com.

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ExpressJet Reports February 2008 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

Month Ending February 29, 2008	Contract(1)	Branded	System

Revenue Passenger Miles (millions)	626	152	784
Available Seat Miles (millions)	818	261	1,096
Passenger Load Factor	76.5%	58.2%	71.5%
Block Hours	56,791	15,334	73,113
Departures	29,183	7,899	37,765
Stage Length	579	664	595

Year to Date	Contract(1)	Branded	System

Revenue Passenger Miles (millions)	1,270	300	1,580
Available Seat Miles (millions)	1,694	540	2,258
Passenger Load Factor	75.0%	55.6%	70.0%
Block Hours	117,863	31,816	151,442
Departures	61,129	16,263	78,671
Stage Length	573	667	589

(1) Excludes charter since statistics on charter aircraft do not provide meaningful data for forecasting and are not reviewed by management.

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